Exhibit 99.1

SUPERTEX, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Dr. Henry C. Pao
October 18, 2004		President & CEO
	Tel:	408-222-8888
	Fax:	408-222-4800
	Email:	investors@supertex.com

SUPERTEX REPORTS SECOND FISCAL QUARTER RESULTS

Sunnyvale, CA (October 18, 2004) - Supertex, Inc. (NASDAQ: SUPX) today reported net sales of $15,548,000 for its second fiscal quarter ended October 2, 2004, a 26% increase from the $12,315,000 reported for the same quarter of the prior fiscal year, and a 9% increase compared with the prior quarter of $14,242,000. Net income for the quarter increased 329% to $1,916,000 or $0.15 per share on a diluted basis from $447,000 or $0.03 per share on a diluted basis for the same quarter of the prior fiscal year, and increased 3% from $1,860,000 or $0.14 per share on a diluted basis when compared with the prior quarter.

For the six-month period ended October 2, 2004 compared to the same period of the prior fiscal year, net sales increased 20% from $24,794,000 to $29,790,000, and net income increased 209% from $1,223,000 to $3,776,000.

Dr. Henry C. Pao, President and CEO, commented, "The second quarter sales had a more robust sequential growth of 9%, compared to the prior quarter of 5%. Our net inventories, which underwent a transition from legacy products to recently introduced products during the quarter, decreased by $640,000, and is under careful watch and control. Our gross margin improved to 52% from 50% in the prior fiscal quarter primarily due to increased fab utilization resulting from our sales growth. Cash flow from operations was positive in the quarter. Cash, cash equivalents, and short-term investments increased by $3.6 million during the quarter, primarily from operations. Our research and development expenses in the quarter increased $216,000 from prior quarter to $2.7 million dollars, but remain at 17% of net sales. Our sales and marketing expenses went up about $464,000 from prior quarter to $1.9 million dollars or 12% of net sales due to increased activity, including hosting an alternate-year international sales conference in Las Vegas, attended by over 200 sales and marketing people."

"We expect continued sales growth in the second half of the year fueled mainly by our new products, with most of the growth occurring during our fourth quarter," he added.

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates," and "estimates." An example of a forward-looking statement includes our expectation for continued sales growth during the second half of our fiscal year, fueled mainly by our new products, with most of the growth occurring during our fourth quarter. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether we successfully release our new devices into volume production, whether our customers experience the demand we anticipate for their products, including products in the pre-production stage, which incorporate our devices, and whether competitors introduce devices at lower prices than our devices causing price erosion as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements which speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 18, 2004, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the second fiscal quarter financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-540-0559 (domestic) or 785-832-1508 (toll, international) before the scheduled start time, and asking to be connected to the Supertex Second Quarter Investor Call. A recorded replay will be available until 11:59 p.m., November 2, 2004 by dialing 800-283-7928 (domestic) or 402-220-0866 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Henry Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.

SUPERTEX, INC.

CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Six-months Ended
	(in thousands, except per share amounts)
	October 2, 2004	September 27, 2003	October 2, 2004	September 27,2003
Net sales	$15,548	$12,315	$29,790	$24,794
Cost of sales	7,431	7,523	14,500	14,812
Gross profit	8,117	4,792	15,290	9,982
Research and development	2,686	2,276	5,156	4,506
Selling, general and administrative	2,949	2,203	5,351	4,593
Income from operations	2,482	313	4,783	883
Interest and other income, net	377	334	772	888
Income before income taxes	2,859	647	5,555	1,771
Provision for income taxes	943	200	1,779	548
Net income	$1,916	$447	$3,776	$1,223
Net income per share
Basic	$0.15	$0.04	$0.29	$0.10
Diluted	$0.15	$0.03	$0.29	$0.09
Shares used in per share computation
Basic	12,943	12,723	12,924	12,705
Diluted	13,144	13,047	13,097	12,977

SUPERTEX, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	October 2, 2004	April 3, 2004
	(in thousands)
ASSETS
Cash and cash equivalents	$77,805	$71,117
Short term investments	5,317	5,007
Accounts receivable, net	9,812	7,667
Inventories, net	11,167	12,606
Deferred income taxes	4,989	4,989
Other current assets	674	642
Total current assets	109,764	102,028
Property, plant and equipment	8,770	9,731
Other assets	96	94
Deferred income taxes	944	944
TOTAL ASSETS	$119,574	$112,797

LIABILITIES
Trade accounts payable	$3,101	$2,354
Accrued salaries, wages and employee benefits	8,070	7,449
Other accrued liabilities	389	481
Deferred revenue	3,250	3,254
Income taxes payable	2,175	1,485
Total current liabilities	16,985	15,023

SHAREHOLDERS' EQUITY
Common stock	33,404	32,134
Retained earnings	69,185	65,640
Total shareholders' equity	102,589	97,774
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$119,574	$112,797